Exhibit 99.1

PRESS RELEASE

CROWN FINANCIAL REORGANIZES INTO A HOLDING COMPANY STRUCTURE

JERSEY CITY, N.J., January 13, 2005 /PRNewswire-FirstCall/ - Crown Financial Group, Inc. (the “Company,” Pink Sheets: CFGI.PK) today announced that it has formed a new public holding company named Crown Financial Holdings, Inc., a New Jersey corporation. The Company is now a wholly owned subsidiary of Crown Financial Holdings. The holding company organizational structure has been effected pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Crown Holdings, and CFGI Merger Sub, Inc., a New Jersey corporation and a wholly-owned subsidiary of Crown Holdings (“Merger Sub”). The Merger Agreement provided for the merger (the “Merger”) of Merger Sub with and into the Company, whereby the Company will remain as the surviving corporation subsequent to the Merger and will be a wholly-owned subsidiary of Crown Holdings. Under NJ law, the Merger will not require shareholder approval.

As a result of the Merger, the Company’s shareholders became shareholders of Crown Financial Holdings and have the same number of shares and percentage ownership and the same rights, privileges and interests with respect to Crown Financial Holdings that they held in the Company immediately prior to the reorganization. Additionally, each outstanding option or warrant to purchase shares of the Company’s common stock will be automatically converted into an option or warrant to purchase, upon the same terms and conditions, an identical number of shares of Crown Holdings’ common stock. The conversion of shares of capital stock in the Merger will occur without an exchange of certificates. Accordingly, certificates representing shares of outstanding capital stock of the Company will be deemed to represent the same number of shares of capital stock in Crown Financial Holdings. The authorized capital stock of Crown Financial Holdings, the designations, rights, powers and preferences of such capital stock and the qualifications, limitations and restrictions thereof will also be consistent with those of the Company’s capital stock immediately prior to the Merger. The directors of Crown Holdings will be the same individuals who are directors of the Company immediately prior to the Merger.

The Reorganization is tax free to shareholders. In accordance with National Association of Securities Dealers, Inc.’s (“NASD”) continued membership Rule 1017, the NASD staff reviewed and approved the Company’s application for continuing membership with respect to the Reorganization. The NASD Rule 1017 review process was completed on January 10, 2005.

Crown Holdings’ common stock will continue to be listed under Crown Financial Holdings, Inc. name on the Pink Sheets under the symbol “CFGI.PK”.

ABOUT THE COMPANY

Crown Financial Group, Inc. is an international financial services firm, with four separate divisions: Wholesale Market Making, including Foreign Trading Desk, Correspondent Services, Institutional Sales, and Investment Banking. Crown meets the liquidity needs of brokers, dealers, institutions, and asset managers by making markets in over 7,300 Nasdaq and non-Nasdaq OTC securities. Crown has particular expertise trading Nasdaq SmallCap, OTC Bulletin Board, and Pink Sheet securities.

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